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                                  UNITED STATES
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                   SCHEDULE TO
            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                              PUBLICIS GROUPE S.A.
                       (Name of Subject Company (Issuer))
                              PUBLICIS GROUPE S.A.
                      (Names of Filing Persons (Offerors))
                                 EQUITY WARRANTS
                         (Title of Class of Securities)
                                    F76080146
                      (CUSIP Number of Class of Securities)
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                               JEAN-MICHEL ETIENNE
                              PUBLICIS GROUPE S.A.
                         133, AVENUE DES CHAMPS-ELYSEES
                               75008 PARIS, FRANCE
                                33 1 44 43 70 00
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing person)
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                                    Copy to:
                                ELLIOTT V. STEIN
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 403-1000
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                            CALCULATION OF FILING FEE

Transaction Valuation: Not Applicable       Amount of Filing Fee: Not Applicable

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[X]  Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates: [ ] third-party tender offer subject to Rule 14d-1.

[X]  issuer tender offer subject to Rule 13e-4.

[X]  going-private transaction subject to Rule 13e-3.

[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]
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


ITEM 12.  EXHIBITS.

99.1      Publication in "Les Echos" in France, dated January 16, 2006
               (English translation).



                                  EXHIBIT INDEX

 EXHIBIT NO.                            DESCRIPTION
------------   -----------------------------------------------------------------
99.1           Publication in "Les Echos" in France, dated January 16, 2006
               (English translation).